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                                                                 EXHIBIT 3(i)


                             BANK MUTUAL CORPORATION

                 FEDERAL MHC SUBSIDIARY HOLDING COMPANY CHARTER

         SECTION 1. CORPORATE TITLE. The full corporate title of the MHC subsidiary holding company is Bank Mutual Corporation. (the "MHC subsidiary holding company").

         SECTION 2. DOMICILE. The domicile of the MHC subsidiary holding company shall be in the City of Brown Deer, County of Milwaukee, in the State of Wisconsin.

         SECTION 3. DURATION. The duration of the MHC subsidiary holding company is perpetual.

         SECTION 4. PURPOSE AND POWERS. The purpose of the MHC subsidiary holding company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under section 10 (o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision and any successor agency thereto ("OTS").

SECTION 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock that the MHC subsidiary holding company has authority to issue is 110,000,000, of which 100,000,000 shares shall be common stock of par value of $.01 per share and of which 10,000,000 shares shall be serial preferred stock of par value of $.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the MHC subsidiary holding company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the MHC subsidiary holding company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the MHC subsidiary holding company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the MHC subsidiary holding company which is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.



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         Except for shares issued in the initial organization of MHC subsidiary holding company, no shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the MHC subsidiary holding company (except for shares issued to Mutual Savings Bancorp, MHC, the parent mutual holding company of the MHC subsidiary holding company) other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share; provided, that this restriction on voting separately by class or series shall not apply:

         (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

         (ii) To any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the MHC subsidiary holding company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the MHC subsidiary holding company if the preferred stock is exchanged for securities of such other corporation; provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the OTS or the Federal Deposit Insurance Corporation (or a successor agency thereto);

         (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving entity in a merger or consolidation for the MHC subsidiary holding company, shall not be considered to be such an adverse change.

         A description of the different classes and series (if any) of the MHC subsidiary holding company's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. COMMON STOCK. Except as provided in this Section 5 (or in any supplementary sections thereto), the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder and there shall be no right to cumulate votes in an election of directors.



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         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

         In the event of any liquidation, dissolution, or winding up of the MHC subsidiary holding company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the MHC subsidiary holding company available for distribution remaining after: (i) payment or provision for payment of the MHC subsidiary holding company's debts and liabilities; (ii) distributions or provision for distributions in settlement of any liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the MHC subsidiary holding company. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         B. PREFERRED STOCK. The MHC subsidiary holding company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a) The distinctive serial designation and the number of shares constituting such series;

         (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

         (c) The voting powers, full or limited, if any, of shares of such series;

         (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

         (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the MHC subsidiary holding company;



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         (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

         (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the MHC subsidiary holding company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

         (h) The price or other consideration for which the shares of such series shall be issued; and

         (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the MHC subsidiary holding company shall file with the Secretary of the OTS a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

         SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the MHC subsidiary holding company shall not be entitled to preemptive rights with respect to any shares of the MHC subsidiary holding company which may be issued.

         SECTION 7. DIRECTORS. The MHC subsidiary holding company shall be under the direction of a board of directors. The authorized number of directors, as stated in the MHC subsidiary holding company's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Director of the OTS, or his or her delegate. The bylaws may provide for the classification of the board of directors into three classes with staggered three year terms in office.



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         Whenever the holders of any one or more series of preferred stock of the MHC subsidiary holding company shall have the right, voting separately as a class, to elect one or more directors of the MHC subsidiary holding company, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Section 7. Notwithstanding the foregoing, and except as otherwise may be required by law and provisions of the preferred stock of the MHC subsidiary holding company, whenever the holders of any one or more series of preferred stock of the MHC subsidiary holding company shall have the right, voting separately as a class, to elect one or more directors of the MHC subsidiary holding company, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

         SECTION 8. CERTAIN PROVISIONS APPLICABLE FOR FIVE YEARS.
Notwithstanding anything contained in the MHC subsidiary holding company's charter or bylaws to the contrary, until September 30, 2005, the following provisions shall apply:

         A. BENEFICIAL OWNERSHIP LIMITATION. No person, other than Mutual Savings Bancorp, MHC, the parent mutual holding company of the MHC subsidiary holding company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of the common stock of the MHC subsidiary holding company. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering, in an acquisition of another corporation by merger contemplated prior to the formation of this MHC subsidiary holding company or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under Section 574.3(c)(1)(vi) of the regulations of the OTS.

         In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

         For purposes of this Section 8, the following definitions apply:

         (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the common stock of the MHC subsidiary holding company.

         (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

         (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.


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         (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

         B. CALL FOR SPECIAL MEETING. Special meetings of shareholders relating to changes in control of the MHC subsidiary holding company or amendments to its charter shall be called only upon direction of the board of directors.

         SECTION 9. AMENDMENT OF CHARTER. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the board of directors of the MHC subsidiary holding company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.





                                            BANK MUTUAL CORPORATION




Attest: /s/ Eugene H. Maurer, Jr.           By: /s/ Michael T. Crowley, Jr.
       ----------------------------------       ---------------------------
        Eugene H. Maurer, Jr., Secretary        Michael T. Crowley, Jr.,
                                                Chief Executive Officer


Attest:                                     By:
       ----------------------------------       ---------------------------
       Secretary of the Office of Thrift        Director of the Office of
       Supervision                              Thrift Supervision


Effective Date:                 , 2000
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